As Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-184791

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 10, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 6, 2012)

$

Zimmer Holdings, Inc.

$ % Notes due 20 $ % Notes due 20 $ % Notes due 20 $ % Notes due 20	$ % Notes due 20 $ % Notes due 20 $ % Notes due 20

We are offering for sale $             aggregate principal amount of         % notes due 20     (the “20     notes”), $             aggregate principal amount of         % notes due 20     (the “20     notes”), $             aggregate principal amount of         % notes due 20     (the “20     notes”), $             aggregate principal amount of         % notes due 20     (the “20     notes”), $             aggregate principal amount of         % notes due 20     (the “20     notes”), $             aggregate principal amount of         % notes due 20     (the “20     notes”) and $             aggregate principal amount of         % notes due 20     (the “20     notes”). We refer to the 20     notes, the 20     notes, the 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes together as the “notes.” We will pay interest on the 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes on              and              of each year, commencing on             , 2015. We will pay interest on the 20     notes and the 20     notes on              and              of each year, commencing on             , 2015. The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

On April 24, 2014, we, our subsidiary, Owl Merger Sub, Inc., and LVB Acquisition, Inc. (“LVB”), the parent of Biomet, Inc. (“Biomet”), entered into a merger agreement, pursuant to which Owl Merger Sub will merge with and into LVB, with LVB continuing as the surviving corporation, and LVB and Biomet will become our indirect wholly-owned subsidiaries (the “LVB merger”). If the LVB merger has not been consummated on or prior to April 24, 2015 (plus any extension permitted under the merger agreement) or if, prior to such date, the merger agreement is terminated, we will be obligated to redeem all of the notes on the special redemption date (as defined herein) at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the special redemption date. See “Description of the Notes — Special Mandatory Redemption.” The proceeds from this offering will not be deposited into an escrow account and you will not receive a security interest in such proceeds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Public offering price		Underwriting discount		Proceeds, before expenses, to us
Per 20 note		%		%		%
Total	$		$		$
Per 20 note		%		%		%
Total	$		$		$
Per 20 note		%		%		%
Total	$		$		$
Per 20 note		%		%		%
Total	$		$		$
Per 20 note		%		%		%
Total	$		$		$
Per 20 note		%		%		%
Total	$		$		$
Per 20 note		%		%		%
Total	$		$		$

The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from March     , 2015 and must be paid by the purchasers if the notes are delivered after March     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Credit Suisse	J.P. Morgan

The date of this prospectus supplement is March     , 2015.

(continued from cover page)

We may redeem the notes of any series prior to their maturity, in whole or in part, at any time at the applicable redemption prices described in this prospectus supplement under “Description of the Notes — Optional Redemption.” Unless earlier redeemed, the 20     notes will mature on             , 20    , the 20     notes will mature on             , 20    , the 20     notes will mature on             , 20    , the 20     notes will mature on             , 20    , the 20     notes will mature on             , 20    , the 20     notes will mature on             , 20     and the 20     notes will mature on             , 20    . If we experience a change of control repurchase event, we will be required to offer to repurchase the notes from holders as described under “Description of the Notes — Repurchase at the Option of Holders upon Change of Control Repurchase Event.”

The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 above that amount.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about March     , 2015.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated November 6, 2012, which is part of our Registration Statement on Form S-3 (Registration No. 333-184791).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise implies, references to the “Company,” “Zimmer,” “we,” “us” and “our” refer to Zimmer Holdings, Inc. and its consolidated subsidiaries, including Zimmer, Inc., “LVB” refers to LVB Acquisition, Inc. and its consolidated subsidiary, Biomet, Inc., and “Biomet” refers to Biomet, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus supplement and the accompanying

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prospectus summarize material provisions of contracts and other documents that we refer you to. Because this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which the accompanying prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means the information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with the SEC rules) until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014; and

•	Our Current Reports on Form 8-K filed February 10, 2015 and March 10, 2015.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the document), call or write us at the following address: Zimmer Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580, Attention: Corporate Secretary (574) 267-6131.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, may contain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, the words “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “project,” “target,” “forecast,” “intend,” “assume,” “guide,” “seek” and similar expressions are intended to identify forward-looking statements, which include, but are not limited to, statements about the benefits of the proposed LVB merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, the expected timing of completion of the LVB merger and other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to:

•	the inability to obtain regulatory approvals of the LVB merger (including the approval of antitrust authorities necessary to complete the LVB merger) on the terms desired or anticipated;

•	the timing of such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the LVB merger;

•	the risk that a condition to closing the LVB merger may not be satisfied on a timely basis or at all;

•	the risk that the LVB merger fails to close for any other reason;

•	the possibility that the anticipated synergies and other benefits from the LVB merger will not be realized, or will not be realized within the expected time periods;

•	the risks and uncertainties related to our ability to successfully integrate our operations, products and employees and those of Biomet;

•	the effect of the potential disruption of management’s attention from ongoing business operations due to the pending LVB merger;

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•	the effect of the announcement of the LVB merger on our and Biomet’s relationships with our and their respective customers, vendors and lenders and on our and their respective operating results and businesses generally;

•	risks relating to the value of our shares to be issued in connection with the LVB merger;

•	access to available financing (including financing for the LVB merger) on reasonable terms;

•	the outcome of any legal proceedings related to the LVB merger;

•	the risks and uncertainties incidental to the orthopaedic industry, including price and product competition;

•	the success of the companies’ quality and operational excellence initiatives;

•	changes in customer demand for our or Biomet’s products and services caused by demographic changes or other factors;

•	the impact of healthcare reform measures, including the impact of the U.S. excise tax on medical devices;

•	reductions in reimbursement levels by third-party payors and cost containment efforts of healthcare purchasing organizations;

•	dependence on new product development, technological advances and innovation;

•	shifts in the product category or regional sales mix of our or Biomet’s products and services;

•	supply and prices of raw materials and products;

•	control of costs and expenses;

•	the ability to obtain and maintain adequate intellectual property protection;

•	the ability to form and implement alliances;

•	challenges relating to changes in and compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration (the “FDA”) and foreign government regulators, such as more stringent requirements for regulatory clearance of products;

•	the ability to remediate matters identified in any inspectional observations or warning letters issued by the FDA;

•	changes in tax obligations arising from tax reform measures or examinations by tax authorities;

•	product liability and intellectual property litigation losses;

•	the ability to retain the independent agents and distributors who market our and Biomet’s products;

•	dependence on a limited number of suppliers for key raw materials and outsourced activities;

•	changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and

•	the impact of the ongoing economic uncertainty affecting countries in the Euro zone on the ability to collect accounts receivable in affected countries.

We discuss these and other important risks and uncertainties that may affect our future operations in the Risk Factors section in our most recent Annual Report on Form 10-K, as well as in the “Risk Factors” section of this prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements. While we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, LVB, Biomet and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized, and the documents that we have filed with the SEC that are incorporated by reference herein and therein prior to deciding whether to purchase notes.

Zimmer Holdings, Inc.

We are a global leader in the design, development, manufacture and marketing of orthopaedic reconstructive, spinal and trauma devices, biologics, dental implants and related surgical products. We also provide other healthcare related services. We have operations in more than 25 countries and market products in more than 100 countries, with corporate headquarters in Warsaw, Indiana, and more than 100 manufacturing, distribution and warehousing and/or office facilities worldwide.

Zimmer Holdings, Inc. was incorporated in Delaware in 2001. Our history dates to 1927, when Zimmer Manufacturing Company, a predecessor, was founded in Warsaw, Indiana. On August 6, 2001, we were spun off from our former parent and became an independent public company.

Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580. Our telephone number is (574) 267-6131. Our Internet website address is www.zimmer.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

Recent Developments

Pending Merger with LVB

On April 24, 2014, we, our subsidiary, Owl Merger Sub, Inc., and LVB, the parent of Biomet, entered into a merger agreement (the “merger agreement”) pursuant to which Owl Merger Sub, Inc. will merge with and into LVB, with LVB continuing as the surviving corporation, and LVB and Biomet will become our indirect wholly-owned subsidiaries. LVB has no assets or business operations other than through its ownership of Biomet. Biomet is one of the largest orthopaedic medical device companies in the world, with operations in more than 50 locations and distribution in more than 90 countries. Biomet and its subsidiaries design, manufacture and market surgical and non-surgical products used primarily by orthopaedic surgeons and other musculoskeletal medical specialists. Biomet and its subsidiaries’ product portfolio includes:

•	reconstructive products — hips and knees;

•	sports, extremities and trauma (S.E.T.) products;

•	spine, bone healing and microfixation products;

•	dental reconstructive products; and

•	cement, biologics and other products.

Under the merger agreement, we will pay holders of LVB common stock and LVB stock-based awards an aggregate of approximately $10.35 billion in cash, subject to certain adjustments, and issue approximately 32.7 million shares of our common stock. We will pay off all outstanding funded debt of LVB, and the aggregate cash merger consideration will be reduced by such amount. Based on estimates as of December 31, 2014, we and LVB expect to incur approximately $120 million in aggregate fees and expenses in consummating the LVB merger. The LVB merger, which is subject to customary closing conditions, is expected to close by the end of the first quarter of 2015, or shortly thereafter, subject to applicable regulatory approvals.

On October 3, 2014, the holders of greater than 80% of the outstanding shares of LVB common stock adopted and approved the merger agreement and the LVB merger by written consent. Consummation of the LVB merger is subject to customary conditions, including, among others, (i) regulatory approvals and the absence of the imposition of certain material restrictions in connection with receipt of certain of these approvals, (ii) the absence of any law or order preventing or prohibiting the consummation of the LVB merger and (iii) certain other customary closing conditions. The closing of the LVB merger is not subject to any financing condition.

The merger agreement contains certain termination rights for each of us and LVB. The merger agreement may be terminated at any time prior to the closing of the LVB merger by mutual written consent of us and LVB. The merger agreement may also be terminated, subject to the limitations set forth in the merger agreement, by us or LVB if, among other things, the LVB merger has not been consummated on or prior to April 24, 2015, subject to each party’s right, subject to certain conditions, to extend the time to close the LVB merger for up to 90 days. Pursuant to the merger agreement, we have agreed to pay LVB a termination fee of $800 million upon termination of the merger agreement under specified circumstances.

A copy of the merger agreement is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. The foregoing description of the LVB merger and the merger agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The consummation of this offering is not conditioned upon completion of the LVB merger. We may not consummate the LVB merger within our expected time frame, or at all. See “Risk Factors — Risks Relating to the LVB Merger.”

Financing of the LVB Merger

We estimate that the total cash merger consideration, the amount to pay off all of LVB’s funded debt and the amount of fees and expenses payable by us and LVB in connection with the LVB merger will be approximately $11.0 billion. We intend to fund a portion of these obligations using the net proceeds from the sale of the notes offered hereby, and expect to fund the remaining balance with cash on hand and borrowings under our $4.35 billion credit agreement. The merger agreement does not contain any financing condition.

In May 2014, we entered into a (i) $7.66 billion 364-day credit agreement, the proceeds of which may only be used to fund, in part, the LVB merger, including the payment of any indebtedness of LVB and its subsidiaries, and to pay all or a portion of the costs incurred by us in connection with the LVB merger, and (ii) $4.35 billion credit agreement. The $4.35 billion credit facility contains: (a) a five-year unsecured term loan facility in the principal amount of $3.0 billion, borrowings under which may only be used by us to fund, in part, the LVB merger, including the payment of any indebtedness of LVB and its subsidiaries, and to pay all or a portion of the costs incurred by us in connection with the LVB merger; and (b) a five-year unsecured multicurrency revolving facility in the principal amount of $1.35 billion, borrowings under which may be used for general corporate purposes.

The Offering

The following summary contains information about the notes and is not intended to be complete. For a more complete description of the notes, please refer to the section in this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities We May Offer.” Unless the context requires otherwise, all references to the “Company,” “we” and “our” in this “Prospectus Supplement Summary — The Offering” section refer to only Zimmer Holdings, Inc. and not its subsidiaries.

Issuer	Zimmer Holdings, Inc.

Securities Offered	$ aggregate principal amount of % notes due 20

$ aggregate principal amount of % notes due 20

$ aggregate principal amount of % notes due 20

$ aggregate principal amount of % notes due 20

$ aggregate principal amount of % notes due 20

$ aggregate principal amount of % notes due 20

$ aggregate principal amount of % notes due 20

Maturity Dates	For the 20 notes, , 20

For the 20     notes,             , 20

For the 20 notes, , 20

For the 20 notes, , 20

For the 20 notes, , 20

For the 20 notes, , 20

For the 20 notes, , 20

Interest Payment Dates	For the 20 notes, the 20 notes, the 20 notes, the 20 notes and the 20 notes, and of each year, commencing on , 2015

For the 20 notes and the 20 notes, and of each year, commencing on , 2015

Optional Redemption	The notes of any series will be redeemable at our option, in whole or in part, at any time prior to the maturity date in the case of the 20 notes and the 20 notes, prior to , 20 in the case of the 20 notes, prior to , 20 in the case of the 20 notes, prior to , 20 in the case of the 20 notes, prior to , 20 in the case of the 20 notes, and prior to , 20 in the case of the 20 notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes — Optional Redemption”), plus basis points, in the case of the 20 notes, plus basis points, in the case of the 20 notes, plus basis points in the case of the 20 notes, plus basis points in the case of the 20 notes, plus basis points in the case of the 20 notes, plus basis points in the case of the 20 notes and plus basis points in the case of the 20 notes;

plus, in each case, accrued and unpaid interest on the notes to the redemption date.

In addition, at any time on or after months in the case of the 20 notes, months in the case of the 20 notes, months in the case of the 20 notes and months in the case of the 20 notes and the 20 notes, prior to the maturity date, we may redeem the notes at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date. See “Description of the Notes — Optional Redemption.”

Special Mandatory Redemption	If the LVB merger has not been consummated on or prior to April 24, 2015 plus any extension period permitted under the merger agreement (the “Outside Date”) or if, prior to such date, the merger agreement is terminated, we will be obligated to redeem all of the notes on the special redemption date at a redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the special redemption date. The “special redemption date” means the earlier to occur of (1) the Outside Date plus five business days or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason. See “Description of the Notes — Special Mandatory Redemption.”

Repurchase at the Option of Holders upon Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in this prospectus supplement), we will be required to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Repurchase at the Option of Holders upon Change of Control Repurchase Event.”

Ranking	The notes will be unsecured and unsubordinated obligations of the Company and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. At December 31, 2014, we had approximately $1.4 billion of indebtedness outstanding on a consolidated basis, of which $102.9 million of subsidiary indebtedness would be structurally senior to the notes. On a pro forma basis, after giving effect to the sale of the notes, the borrowing of $3.0 billion under our $4.35 billion credit agreement, the consummation of the LVB merger and the payment in full of all of LVB’s funded debt, at December 31, 2014 we would have had approximately $12.1 billion of indebtedness outstanding on a consolidated basis, of which $102.9 million of subsidiary indebtedness would be structurally senior to the notes.

Restrictive Covenants	The indenture contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of Debt Securities We May Offer — Covenants” in the accompanying prospectus.

Use of Proceeds	We will use the proceeds from this offering to pay a portion of the cash consideration for the LVB merger, pay fees and expenses incurred in connection with the LVB merger and pay off a portion of LVB’s funded debt. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes of any series, create and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the notes of the applicable series offered hereby in all respects, as described under “Description of the Notes — General.” Any such additional debt securities, together with the notes of the applicable series offered hereby, will constitute a single series of securities under the indenture.

Denomination and Form

We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	Wells Fargo Bank, National Association.

Governing Law	New York.

RISK FACTORS

An investment in the notes involves a high degree of risk. Prior to making a decision about purchasing any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

Risks Related to the Notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries.

The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At December 31, 2014, we had approximately $1.4 billion of indebtedness outstanding on a consolidated basis, of which $102.9 million of subsidiary indebtedness would be structurally senior to the notes. On a pro forma basis, after giving effect to the sale of the notes, the borrowing of $3.0 billion under our $4.35 billion credit agreement, the consummation of the LVB merger and the payment in full of all of LVB’s funded debt, at December 31, 2014 we would have had approximately $12.1 billion of indebtedness outstanding on a consolidated basis, of which $102.9 million of subsidiary indebtedness would be structurally senior to the notes.

The indenture does not restrict the amount of additional debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are new issues of securities for which there currently are no established trading markets. We do not intend to list any of the series of notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes of each series, the underwriters will not be obligated to do so and may stop their market-making at any time. No assurance can be given:

•	that a market for any of the series of notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the prices at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes —Repurchase at the Option of Holders upon Change of Control Repurchase Event.”

In the event of a special mandatory redemption, holders of the notes may not obtain their expected return on the notes.

If we redeem the notes pursuant to the special redemption provisions described in this prospectus supplement, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such special redemption in an investment that results in a comparable return. In addition, as a result of the special redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special redemption provisions if the LVB merger closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the closing of the LVB merger, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the merger agreement materially change.

Risks Relating to the LVB Merger

There is no assurance when or if the LVB merger will be completed. Any delay in completing the LVB merger may substantially reduce the benefits that we expect to obtain from the LVB merger.

Completion of the LVB merger is subject to the satisfaction or waiver of a number of conditions. There can be no assurance that we and LVB will be able to satisfy the closing conditions or that closing conditions beyond our control will be satisfied or waived. We and LVB can agree at any time to terminate the merger agreement, even though LVB stockholders have approved the LVB merger, and we and LVB can also terminate the merger agreement under other specified circumstances. If the LVB merger and the integration of the companies’ respective businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that we expect to achieve as a result of the LVB merger and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the LVB merger.

We expect to incur substantial expenses related to the LVB merger and the integration of Biomet.

We expect to incur substantial expenses in connection with the LVB merger and the integration of Biomet. Based on estimates as of December 31, 2014, we and LVB expect to incur approximately $120 million in aggregate fees and expenses in consummating the LVB merger. Additionally, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, manufacturing, marketing and employee benefits. While we expect to incur integration and restructuring costs following completion of the LVB merger in 2015 that are estimated to exceed $400 million in the first two years post-merger, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that we expect to achieve from elimination of duplicative expenses and the realization of economies of scale and cost savings. Although we expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

We and LVB may be unable to obtain the regulatory approvals required to complete the LVB merger.

Completion of the LVB merger is conditioned upon, among other conditions, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the approval of the European Commission and the receipt of approval or expiration or termination of any waiting period under applicable antitrust, competition, fair trade or similar laws of Japan. We and LVB are pursuing all required consents, orders and approvals in accordance with the merger agreement. These consents, orders and approvals may impose conditions on or require divestitures relating to our or Biomet’s divisions, operations or assets, or may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement requires us and LVB, among other things, to accept all such conditions, divestitures, requirements, limitations, costs or restrictions that may be imposed by regulatory entities. Such conditions, divestitures, requirements, limitations, costs or restrictions may jeopardize or delay completion of the LVB merger, may reduce the anticipated benefits of the LVB merger or may result in the abandonment of the LVB merger. Further, no assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals.

The pendency of the LVB merger could have an adverse effect on our and/or Biomet’s business, financial condition, results of operations or business prospects.

The pendency of the LVB merger could disrupt our and/or Biomet’s businesses in the following ways, among others:

•	our and/or Biomet’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect our and/or Biomet’s ability to retain, recruit and motivate key personnel;

•	the attention of our and/or Biomet’s management may be directed towards the completion of the LVB merger and other transaction-related considerations and may be diverted from the day-to-day business operations of us and/or Biomet, as applicable, and matters related to the LVB merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to us and/or Biomet, as applicable; and

•	customers, suppliers and other third parties with business relationships with us and/or Biomet may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with us and/or Biomet as a result of the LVB merger, whether pursuant to the terms of their existing agreements with us and/or Biomet or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, us and/or Biomet.

Failure to complete the LVB merger could negatively impact our future business and financial results.

If the LVB merger is not completed, our ongoing business may be adversely affected. We will be subject to several risks, including the following:

•	having to pay certain costs relating to the LVB merger, such as legal, accounting, financial advisory, filing and printing fees; and

•	focusing our management on the LVB merger instead of on pursuing other opportunities that could have been beneficial to us and our stockholders, without realizing any of the benefits of having the LVB merger completed.

We cannot assure you that, if the LVB merger is not completed, these risks will not materialize and will not materially adversely affect our business and financial results.

Successful integration of Biomet with us and successful operation of the combined company are not assured. Also, integrating our business with that of Biomet may divert the attention of management away from operations.

If the LVB merger is completed, Biomet will become an indirect wholly owned subsidiary of ours, but will initially continue its operations on a basis that is separate from our operations. There can be no assurance that after the LVB merger Biomet will be able to maintain and grow its business and operations. In addition, the market segments in which Biomet operates may experience declines in demand and/or new competitors. Integrating and coordinating certain aspects of the operations and personnel of Biomet with ours will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, will disrupt the businesses of both companies and may not result in the full benefits expected by us and Biomet, including cost synergies expected to arise from supply chain efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company;

•	consolidating corporate and administrative infrastructures;

•	issues in integrating manufacturing, warehouse and distribution facilities, research and development and sales forces;

•	difficulties attracting and retaining key personnel;

•	loss of customers and suppliers and inability to attract new customers and suppliers;

•	unanticipated issues in integrating information technology, communications and other systems;

•	incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

•	unforeseen and unexpected liabilities related to the LVB merger or Biomet’s business.

Additionally, the integration of our and Biomet’s operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial condition and operating results.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the LVB merger.

The pro forma financial statements included and incorporated by reference in this prospectus supplement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the LVB merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Zimmer and LVB, and adjustments and assumptions have been made regarding the combined company after giving effect to the LVB merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions may not prove to be accurate. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the LVB merger. For example, the impact of any incremental costs incurred in integrating Zimmer and LVB are not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the completion of the LVB merger may not be consistent with, or evident from, these pro forma financial statements.

We will incur substantial additional indebtedness in connection with the LVB merger and may not be able to meet all of our debt obligations.

In connection with the LVB merger, we entered into the $4.35 billion credit agreement. Proceeds from this offering and borrowings under our $4.35 billion credit agreement will be used to finance, in part, the cash consideration for the LVB merger, pay fees and expenses incurred in connection with the LVB merger and pay off all of LVB’s funded debt. Our debt outstanding as of December 31, 2014 was approximately $1.4 billion and, giving effect to the sale of the notes, the borrowing of $3.0 billion under our $4.35 billion credit agreement, the consummation of the LVB merger and the payment in full of all of LVB’s funded debt, the combined company’s debt is anticipated to be approximately $12.1 billion. As of December 31, 2014, our debt service obligations, comprised of principal and interest (excluding capital leases and equipment notes), during the following 12 months would, in the absence of the LVB merger, have been approximately $64.0 million. As a result of the increase in debt related to the LVB merger, demands on the combined company’s cash resources will increase after the completion of the LVB merger. The increased level of debt could, among other things:

•	require the combined company to dedicate a large portion of its cash flow from operations to the servicing and repayment of its debt, thereby reducing funds available for working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s ability to obtain additional financing to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which we operate;

•	restrict the combined company’s ability to make strategic acquisitions or dispositions or to exploit business opportunities;

•	place the combined company at a competitive disadvantage compared to its competitors that have less debt;

•	adversely affect the combined company’s credit rating, with the result that the cost of servicing the combined company’s indebtedness might increase and its ability to obtain surety bonds could be impaired;

•	adversely affect the market price of our common stock; and

•	limit the combined company’s ability to apply proceeds from an offering or asset sale to purposes other than the servicing and repayment of debt.

Biomet is involved in ongoing governmental investigations regarding possible violations of the Foreign Corrupt Practices Act, the results of which may adversely impact the combined company’s business and results of operations.

On March 26, 2012, Biomet entered into a Deferred Prosecution Agreement (the “DPA”) with the United States Department of Justice (the “DOJ”) and a Consent to Final Judgment (the “Consent”) with the SEC in connection with investigations by the DOJ and SEC regarding alleged violations of the Foreign Corrupt Practices Act (the “FCPA”) by Biomet. Pursuant to the DPA, the DOJ agreed to defer prosecution of Biomet in connection with this matter, provided that Biomet satisfies its obligations under the agreement over the term of the DPA. The DPA has an initial three-year term, which expires on March 26, 2015; however, the DPA may be extended in the sole discretion of the DOJ for up to an additional year. The DOJ further agreed to not continue its prosecution and to seek to dismiss its indictment should Biomet satisfy its obligations under the agreement over the term of the DPA.

In addition, pursuant to the terms of the DPA, an independent external compliance monitor was appointed to review Biomet’s compliance with the DPA, particularly in relation to Biomet’s international sales practices, for at least the first 18 months of the term of the DPA. The monitor has divided his review into three phases. The first phase consisted of the monitor familiarizing himself with Biomet’s global compliance program, assessing the effectiveness of the program and making recommendations for enhancement of Biomet’s compliance program based on that review. The second phase consisted of the monitor testing implementation of his recommended enhancements to Biomet’s compliance program. The third phase consisted of the monitor, among other things, assessing Biomet’s implementation of the monitor’s recommendations and evaluating Biomet’s compliance program, and the monitor recently issued his third phase report. We have been advised that Biomet is reviewing this report. The Consent Biomet entered into with the SEC mirrors the DPA’s provisions with respect to the compliance monitor.

In October 2013, Biomet became aware of certain alleged improprieties regarding its operations in Brazil and Mexico, including alleged improprieties that predated the entry of the DPA. Biomet retained counsel and other experts to investigate both matters. Based on the results of its ongoing investigations, Biomet has terminated, suspended or otherwise disciplined certain of the employees and executives involved in these matters, and has taken certain other remedial measures. Additionally, pursuant to the terms of the DPA, Biomet met with the monitor, the DOJ and the SEC on several occasions to discuss matters raised by the investigations.

On July 2, 2014, the SEC issued a subpoena to Biomet requiring that Biomet produce certain documents relating to such matters. Moreover, pursuant to the DPA, the DOJ has sole discretion to determine whether conduct by Biomet constitutes a violation or breach of the DPA. If the DOJ determines that the conduct underlying these investigations constitutes a violation or breach of the DPA, the DOJ could, among other things, extend or revoke the DPA or prosecute Biomet and/or the involved employees and executives. Biomet continues to cooperate with the SEC and DOJ and expects that discussions with the SEC and the DOJ will continue.

Compliance with the DPA requires substantial cooperation of Biomet’s employees, distributors and sales agents and the healthcare professionals with whom they interact. These efforts not only involve expense, but also require management and other key employees to focus extensively on these matters. Consummation of the LVB merger will not result in a termination of the DPA or the monitorship. We believe that if the LVB merger is completed, any possible extension of the DPA and/or the monitorship could adversely impact the combined company’s business and results of operations. If, as a result of the investigations described above or any additional investigations, the combined company is found to have violated one or more applicable laws, the combined company’s business, financial condition, results of operations and cash flows could be materially adversely affected. If some of the combined company’s existing business practices are challenged as unlawful, the combined company may have to modify those practices, which could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $         billion (after deducting underwriting discounts and commissions and our offering expenses). We will use the proceeds to pay a portion of the estimated $11.0 billion related to our obligations in connection with the LVB merger, including payment of a portion of the cash consideration for the LVB merger, payment of fees and expenses incurred in connection with the LVB merger and the payment of a portion of LVB’s funded debt.

Pending such use, we may invest the proceeds temporarily in interest-bearing, investment-grade securities or similar assets. If the LVB merger has not been consummated on or prior to April 24, 2015 (plus any extension period permitted under the merger agreement) or if, prior to such date, the merger agreement is terminated, we will be obligated to redeem all of the notes on the special redemption date at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the special redemption date. See “Description of the Notes — Special Mandatory Redemption.”

SELECTED HISTORICAL FINANCIAL DATA OF ZIMMER

The following table sets forth selected historical consolidated financial data of Zimmer. The historical consolidated financial information of Zimmer as of and for the five fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 have been derived from Zimmer’s audited historical financial statements, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Zimmer’s historical audited consolidated financial statements for the fiscal years ended December 31, 2014, 2013 and 2012 are contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. Zimmer’s historical audited consolidated financial statements for the fiscal years ended December 31, 2011 and 2010 are not incorporated by reference into this prospectus supplement.

This information is only a summary and should be read in conjunction with Zimmer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and Zimmer’s consolidated financial statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. For additional information, see “Where You Can Find More Information.”

Consolidated Statements of Earnings

	Fiscal Year Ended December 31,
(in millions)	2014	2013	2012	2011	2010
Net Sales	$4,673.3	$4,623.4	$4,471.7	$4,451.8	$4,220.2
Cost of products sold	1,249.8	1,286.1	1,125.2	1,122.0	1,012.2

Gross Profit	3,423.5	3,337.3	3,346.5	3,329.8	3,208.0

Research and development	188.3	204.2	225.6	238.4	218.5
Selling, general and administrative	1,822.5	1,833.8	1,807.1	1,834.3	1,759.1
Certain claims	21.5	47.0	15.0	157.8	75.0
Goodwill impairment charge	—	—	96.0	—	204.0
Special items	356.5	216.7	155.4	75.2	34.7

Operating Profit	1,034.7	1,035.6	1,047.4	1,024.1	916.7

Other expense	(39.6)	—	—	—	—
Interest income	11.9	15.6	15.6	10.1	3.7
Interest expense	(63.1)	(70.1)	(72.9)	(55.3)	(60.2)

Earnings before income taxes	943.9	981.1	990.1	978.9	860.2
Provision for income taxes	224.9	221.9	237.2	218.9	263.3

Net earnings	719.0	759.2	752.9	760.0	596.9
Less: Net loss attributable to noncontrolling interest	(1.1)	(1.8)	(2.1)	(0.8)	—

Net Earnings of Zimmer Holdings, Inc.	$720.1	$761.0	$755.0	$760.8	$596.9

Consolidated Earnings Per Share

	Fiscal Year Ended December 31,
(in millions, except per share amounts)	2014	2013	2012	2011	2010
Earnings Per Common Share — Basic	$4.26	$4.49	$4.32	$4.05	$2.98
Earnings Per Common Share — Diluted	$4.19	$4.43	$4.29	$4.03	$2.97
Weighted Average Common Shares Outstanding
Basic	169.0	169.6	174.9	187.6	200.0
Diluted	171.7	171.8	176.0	188.7	201.1
Cash Dividends Declared Per Common Share	$0.88	$0.80	$0.54	$0.18	—

Consolidated Balance Sheet Data

(in millions)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010
Cash and cash equivalents	$1,083.3	$1,080.6	$884.3	$768.3	$668.9
Current assets less current liabilities	3,251.0	3,166.1	2,842.7	2,409.5	2,307.2
Total assets	9,634.7	9,580.6	9,012.4	8,515.3	$7,999.9
Total debt	1,425.5	1,672.8	1,820.9	1,719.3	1,142.1
Stockholders’ equity	6,522.6	6,300.1	5,866.3	5,514.8	5,771.3

Summary of Consolidated Cash Flow Data

	Fiscal Year Ended December 31,
(in millions)	2014	2013	2012	2011	2010
Net cash provided by (used in):
Operating activities	$1,052.8	$963.1	$1,151.9	$1,176.9	$1,193.5
Investing activities	(469.4)	(282.5)	(592.1)	(624.4)	(726.9)
Financing activities	(562.4)	(467.3)	(436.5)	(455.8)	(489.6)

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table presents summary unaudited pro forma condensed combined financial information about the financial condition and results of operations of Zimmer after giving effect to the LVB merger. The summary unaudited pro forma condensed combined statement of earnings data for the year ended December 31, 2014 gives effect to the LVB merger as if the LVB merger had taken place on January 1, 2014. The summary unaudited pro forma condensed combined balance sheet data gives effect to the LVB merger as if it had taken place on December 31, 2014. Zimmer and LVB have different fiscal year ends, with the most recent annual period of Zimmer ended on December 31, 2014, and the most recent annual period of LVB for which audited financial statements are available ended on May 31, 2014. As such, amounts related to the historical operations of LVB have been adjusted to align the period over which those operations occurred with the periods presented. In addition, certain line items of the balance sheets and statements of earnings were combined or reclassified in order to make the information comparable.

The summary unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with: (i) the consolidated financial statements and related notes of Zimmer incorporated by reference into this prospectus supplement; (ii) the consolidated financial statements and related notes of LVB incorporated by reference into this prospectus supplement that were filed with the Current Report on Form 8-K that we filed with the SEC on March 10, 2015; and (iii) the more detailed unaudited pro forma condensed combined financial information filed with the Current Report on Form 8-K that we filed with the SEC on March 10, 2015, which is incorporated by reference in this prospectus supplement. For further information with respect to documents incorporated by reference into this prospectus supplement, see “Where You Can Find More Information.” The summary unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the LVB merger been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.

Consolidated Statement of Earnings

(in millions)	Year Ended December 31, 2014
Net Sales	$7,951.3
Cost of products sold	2,001.7

Gross Profit	5,949.6

Research and development	363.1
Selling, general and administrative	3,211.7
Amortization	490.8
Certain claims	118.3
Special items	424.8

Operating Profit	1,340.9

Other income	8.0
Interest income	11.9
Interest expense	(380.7)

Earnings before income taxes	980.1
Provision for income taxes	131.8

Net earnings	848.3
Less: Net loss attributable to noncontrolling interest	(1.1)

Net Earnings of Combined Company	$849.4

Consolidated Balance Sheet Data

(in millions)	As of December 31, 2014
Cash and cash equivalents	$940.4
Current assets less current liabilities	4,411.7
Total assets	28,566.7
Total debt	12,075.5
Stockholders’ equity	10,221.7

RATIO OF EARNINGS TO FIXED CHARGES

The table set forth below presents our ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	15.8x	14.9x	14.5x	18.5x	15.1x

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, “earnings” have been computed by adding earnings before income taxes and minority interest, amortization of capitalized interest and fixed charges and excluding equity investee income or loss and capitalized interest. “Fixed charges” consist of interest costs, whether expensed or capitalized, and a reasonable approximation of the interest factor deemed to be included in rental expense for all facilities and equipment.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2014 on:

•	an actual basis;

•	an as adjusted basis giving effect to this offering (but not the application of the proceeds therefrom); and

•	a pro forma as adjusted basis, giving effect to the consummation of the LVB merger (including, without limitation, the payment in full of all of LVB’s funded debt), the borrowing of $3.0 billion under our $4.35 billion credit agreement, the sale of the notes and the use of the net proceeds of this offering. See “Use of Proceeds.”

You should read this table in conjunction with: (i) our consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement; (ii) the consolidated financial statements and related notes of LVB incorporated by reference into this prospectus supplement that were filed with the Current Report on Form 8-K that we filed with the SEC on March 10, 2015; and (iii) the more detailed unaudited pro forma condensed combined financial information filed with the Current Report on Form 8-K that we filed with the SEC on March 10, 2015, which is incorporated by reference in this prospectus supplement. For further information with respect to documents incorporated by reference into this prospectus supplement, see “Where You Can Find More Information.”

	At December 31, 2014
	Actual	As Adjusted		Pro Forma As Adjusted
	(Dollars in millions)
Short-term debt	$—		$—		$300.0

Long-term debt	$1,425.5	$		$

Stockholders’ equity:
Common stock	2.7		2.7		3.0
Paid-in capital	4,330.7		4,330.7		8,214.4
Retained earnings	8,285.2		8,285.2		8,100.3
Accumulated other comprehensive income	85.9		85.9		85.9
Treasury stock, at cost	(6,183.7)		(6,183.7)		(6,183.7)
Noncontrolling interest	1.8		1.8		1.8

Total stockholders’ equity	6,522.6		6,522.6		10,221.7

Total capitalization	$7,948.1	$		$

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus. References in this section to the “Company,” “we,” “us” and “our” refer to Zimmer Holdings, Inc., the issuer of the notes, and not to its subsidiaries.

The notes will be issued under an indenture dated as of November 17, 2009, between us and Wells Fargo Bank, National Association, as trustee, and a supplemental indenture we will enter into with the trustee (as so supplemented, the “indenture”). The terms of the notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected terms and provisions of the indenture below and in the accompanying prospectus. These summaries are not complete and are subject to, and qualified in their entirety by reference to, the actual provisions of the indenture, including the definitions contained in the indenture of some of the terms used below, and the notes. Copies of the indenture are available from us upon request.

General

We will issue the             % notes due 20     (the “20     notes”), the             % notes due 20     (the “20     notes”), the             % notes due 20     (the “20     notes”), the             % notes due 20     (the “20     notes”), the             % notes due 20     (the “20     notes”), the             % notes due 20     (the “20     notes”) and the             % notes due 20     (the “20     notes”). We refer to the 20     notes, the 20     notes, the 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes together as the “notes.”

The notes will be unsecured and unsubordinated obligations of the Company and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At December 31, 2014, we had approximately $1.4 billion of indebtedness outstanding on a consolidated basis, of which $102.9 million of subsidiary indebtedness would be structurally senior to the notes. On a pro forma basis, after giving effect to the sale of the notes, the borrowing of $3.0 billion under our $4.35 billion credit agreement, the consummation of the LVB merger and the payment in full of all of LVB’s funded debt, at December 31, 2014 we would have had approximately $12.1 billion of indebtedness outstanding on a consolidated basis, of which $102.9 million of subsidiary indebtedness would be structurally senior to the notes. See “Risk Factors —Risks Related to the Notes — The notes are effectively junior to the existing and future liabilities of our subsidiaries.”

The indenture does not limit the amount of notes, unsecured debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, unsecured debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes of any of the series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as and ranking equally and ratably with the notes of the applicable series offered hereby. Any additional debt securities having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No such additional debt securities may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the notes of the applicable series.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 or integral multiples of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “— Delivery and Form — Exchange of Book-Entry Notes for Certificated Notes,” the notes will not be issuable in certificated form.

Principal Amount; Maturity and Interest

The 20     notes will initially be limited to $             in aggregate principal amount and mature on             , 20    . The 20     notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The 20     notes will initially be limited to $             in aggregate principal amount and mature on             , 20    . The 20     notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The 20     notes will initially be limited to $             in aggregate principal amount and mature on             , 20    . The 20     notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The 20     notes will initially be limited to $             in aggregate principal amount and mature on             , 20    . The 20     notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The 20     notes will initially be limited to $             in aggregate principal amount and mature on             , 20    . The 20     notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The 20     notes will initially be limited to $             in aggregate principal amount and mature on             , 20    . The 20     notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

The 20     notes will initially be limited to $             in aggregate principal amount and mature on             , 20    . The 20     notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes semi-annually on                     and                     of each year, commencing on                     , 2015, to the holders of record at the close of business (whether or not a business day) on the immediately preceding              and             , respectively. Interest on the 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will make interest payments on the 20     notes and the 20     notes semi-annually on             and             of each year, commencing on             , 2015, to the holders of record at the close of business (whether or not a

business day) on the immediately preceding              and             , respectively. Interest on the 20     notes and the 20     notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date or the maturity date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. Interest payments will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

As used in this prospectus supplement, a “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the trustee or banking institutions in the City of New York are authorized or required by law or regulation to close.

Optional Redemption

The notes of any series will be redeemable at our option, in whole or in part, at any time prior to the maturity date in the case of the 20     notes and the 20     notes, prior to             , 20     in the case of the 20     notes, prior to             , 20     in the case of the 20     notes, prior to             , 20     in the case of the 20     notes, prior to             , 20     in the case of the 20     notes, and prior to             , 20     in the case of the 20     notes, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus     basis points in the case of the 20     notes, plus     basis points in the case of the 20     notes, plus     basis points in the case of the 20     notes, plus     basis points in the case of the 20     notes, plus     basis points in the case of the 20     notes, plus     basis points in the case of the 20     notes and plus     basis points in the case of the 20     notes;

plus accrued and unpaid interest on the notes to the redemption date.

The 20     notes will be redeemable at our option, in whole or in part, at any time on or after                     , 20     (         months prior to the maturity date of the 20     notes) at a redemption price equal to 100% of the principal amount of the 20     notes to be redeemed, plus accrued and unpaid interest to the redemption date.

The 20     notes will be redeemable at our option, in whole or in part, at any time on or after                     , 20     (         months prior to the maturity date of the 20     notes) at a redemption price equal to 100% of the principal amount of the 20     notes to be redeemed, plus accrued and unpaid interest to the redemption date.

The 20     notes will be redeemable at our option, in whole or in part, at any time on or after                     , 20     (         months prior to the maturity date of the 20     notes) at a redemption price equal to 100% of the principal amount of the 20     notes to be redeemed, plus accrued and unpaid interest to the redemption date.

The 20     notes will be redeemable at our option, in whole or in part, at any time on or after                     , 20     (         months prior to the maturity date of the 20     notes) at a redemption price equal to 100% of the principal amount of the 20     notes to be redeemed, plus accrued and unpaid interest to the redemption date.

The 20     notes will be redeemable at our option, in whole or in part, at any time on or after                     , 20     (         months prior to the maturity date of the 20     notes) at a redemption price equal to 100% of the principal amount of the 20     notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if we can only obtain less than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if we can only obtain one Reference Treasury Dealer Quotation, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) another Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any optional redemption will be mailed (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. We will calculate the redemption price as described in the terms of the notes to be redeemed and will deliver an officer’s certificate to the trustee setting forth the redemption price no later than two business days prior to the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of any series of notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Sinking Fund

The notes will not be entitled to any sinking fund.

Special Mandatory Redemption

In the event that the LVB merger has not been consummated on or prior to April 24, 2015 plus any extension period permitted under the merger agreement (the “Outside Date”) or if, prior to such date, the merger agreement is terminated, then we must redeem all of the notes on the special redemption date at a redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). The “special redemption date” means the earlier to occur of (1) the Outside Date plus five business days and (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason.

We will cause notice of a special mandatory redemption to be mailed (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), with a copy to the trustee, within ten business days after the occurrence of the event triggering redemption to each holder of notes at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes on the special redemption date (plus accrued and unpaid interest, if any, to the special redemption date) are deposited with the trustee on or before such special redemption date, the notes will cease to bear interest on and after the special redemption date.

Repurchase at the Option of Holders upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly-owned subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Restrictive Covenants

The indenture contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of Debt Securities We May Offer — Covenants” in the accompanying prospectus.

Events of Default

The events of default with respect to the notes are described in the accompanying prospectus under “Description of Debt Securities We May Offer — Events of Default.”

Delivery and Form

The notes will be represented by one or more permanent notes in registered, global form without interest coupons (the “global notes”). These global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, a nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. The trustee will act as registrar.

Book-Entry Procedures

DTC. DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC also has advised us that pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of global notes; and

•	ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC with respect to participants or by participants and the indirect participants with respect to other owners of beneficial interest in the global notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal and premium and liquidated damages, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the paying agent to DTC or its nominee in its capacity as the registered holder of a global note under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Any notices required to be given to the holders while the notes are global notes will be given to DTC.

Consequently, neither we, the trustee nor any agent of ours have or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and we and the trustee may rely conclusively on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes will trade in DTC’s same-day funds settlement system, and secondary market trading activity in such interest will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effective in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given direction.

Clearstream. Clearstream Banking, société anonyme (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream.

Euroclear. Euroclear Bank S.A./N.V. (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear operates its system under contract with Euroclear plc, a U.K. corporation. All operations are conducted by Euroclear, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Euroclear is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning DTC, Clearstream and Euroclear and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form:

•	if DTC:

•	notifies us that it is unwilling or unable to continue as depositary for the global note and we thereupon fail to appoint a successor depositary within 90 days after this notice; or

•	has ceased to be a clearing agency registered under the Exchange Act;

•	upon the continuance of an event of default under the indenture; or

•	if we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause issuance of the notes in certificated form.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income tax consequences expected to result from the purchase at the issue price (the first price at which a substantial amount of notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), ownership and disposition of notes by holders acquiring notes at original issue for cash.

This discussion is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service (“IRS”); and

•	court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the notes.

The tax treatment of a holder of notes may vary depending upon a holder’s particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, persons who mark-to-market the notes, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar, expatriates and persons holding notes as part of a “straddle,” “hedge” or “conversion transaction”) may be subject to special rules not discussed below. This discussion is limited to holders who will hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, including for this purpose an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust, if both (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts that are beneficial holders of notes and in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership) of notes that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences of purchasing, owning and disposing of the notes.

Optional redemption, special mandatory redemption and repurchase upon a change of control

We intend to take the position that the possibility of the payment of additional amounts above the principal amount of the notes described in “Description of the Notes — Optional Redemption,” “Description of the Notes — Special Mandatory Redemption” and “Description of the Notes — Repurchase at the Option of Holders upon Change of Control Repurchase Event” is remote and therefore will not cause the notes to be considered “contingent payment debt instruments” under applicable Treasury regulations. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on the notes in excess of the stated interest on the notes, and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. Holders

Interest. Stated interest on a note will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

Original Issue Discount. The notes will be issued at a price that comes within the de minimis exception to the original issue discount (“OID”) provisions of the Code, and, accordingly, U.S. Holders will not be subject to the OID provisions with respect to the notes.

Sale, Retirement, Redemption or Other Taxable Disposition. In general, a U.S. Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of that note in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest, which generally will be taxable to a holder as ordinary income) and (2) the U.S. Holder’s adjusted tax basis in that note. A U.S. Holder’s tax basis in a note generally will be equal to the price paid for that note. The portion of any proceeds that is attributable to accrued and unpaid interest will not be taken into account in computing the U.S. Holder’s capital gain or loss, but will instead be treated as interest income, as described under “— Interest” above. Net capital gain (i.e. generally, capital gain in excess of capital loss) recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months is currently subject to United States federal income tax at a rate not to exceed 20%. Net capital gain from the sale of an asset held for 12 months or less will be subject to United States federal income tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to United States federal income tax at the ordinary income tax rates applicable to corporations. The ability to deduct capital losses is subject to limitations under the Code.

Additional Tax on Investment Income. A U.S. Holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income and net gain from the disposition of the notes, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income or net gain. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the notes.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest on a note, unless that Non-U.S. Holder owns, directly or indirectly, 10% or more of the total combined voting power of all classes of our voting stock, is a controlled foreign corporation related to us or is a bank receiving interest described in Section 881(c)(3)(A) of the Code, provided that such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. To qualify for the exemption from taxation, the last United States payor, as defined in the Treasury regulations (or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (the “Withholding Agent”), must have received, before payment, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or a substantially similar form. A Form W-8BEN or Form W-8BEN-E, as applicable, is effective for the year of signature plus the following three calendar years; however, the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Notwithstanding the preceding sentence, an IRS Form W-8BEN or Form W-8BEN-E, as applicable, with a U.S. taxpayer identification number will generally remain effective until a change in circumstances makes any information on such form inaccurate. If a note is held through a securities clearing organization or certain other financial institution, the beneficial owner must provide to such organization or institution an IRS Form W-8BEN or Form W-8BEN-E, as applicable, and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN or Form W-8BEN-E, as applicable, to the Withholding Agent.

A Non-U.S. Holder that does not qualify for exemption from withholding as described in the preceding paragraph generally will be subject to withholding of United States federal income tax at a tax rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

In addition, a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax on any amount which constitutes gain upon the sale, retirement, redemption or other taxable disposition of a note, provided (1) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (2) in the case of an individual Non-U.S. Holder, such holder is not present in the United States for 183 days or more in the taxable year. Certain other exceptions may be applicable and a Non-U.S. Holder should consult its tax advisor in this regard.

To the extent that gain or interest income with respect to a note is not exempt from the United States federal income or withholding tax, a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) will not be subject to the United States federal withholding tax if such Non-U.S. Holder provides an IRS Form W-8ECI to the Withholding Agent. Instead, such Non-U.S. Holder will generally be subject to tax on such gain and interest income at regular income tax rates in the manner similar to the taxation of U.S. Holders. In addition, a corporate Non-U.S. Holder will be subject to a branch profits tax equal to 30% of its “dividend equivalent amount” (generally representing the amount after paying the tax on such gain or interest income discussed in the preceding sentence), although a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

A note will not be includable in the estate of a Non-U.S. Holder unless interest on the note is not exempt from United States federal income or withholding tax under the rules set forth above (other than by reason of an exemption under an applicable tax treaty) or, at the time of such individual’s death, payments in respect of the note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Foreign Account Tax Compliance

Chapter 4 of the Code (“FATCA”) generally applies to payments of interest or, for a disposition (including a retirement or redemption) of a debt instrument occurring after December 31, 2016, on the gross proceeds from such disposition, with respect to debt issued by a U.S. person. We or our paying agent (in its capacity as such) are required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our obligations must also deduct and withhold a tax equal to 30% of any such proceeds, unless (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (2) in the case of a nonfinancial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity or (3) the payee is otherwise exempt from, or deemed compliant with, the requirements of FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on an investment in the notes.

Backup Withholding

Backup withholding of United States federal income tax may apply to payments made in respect of a note to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) on an IRS Form W-8BEN or Form W-8BEN-E, as applicable, in the case of a Non-U.S. Holder, or an IRS Form W-9, in the case of a U.S. Holder. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for Non-U.S. Holders. As discussed above, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will generally not be subject to backup withholding if the Non-U.S. Holder provides the Withholding Agent with an IRS Form W-8ECI.

In addition, upon the sale of a note to (or through) a broker, the broker may be required to withhold an appropriate percentage of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale may also be reported by the broker to the IRS (which report must, in certain circumstances, include the adjusted basis of the note), unless the seller certifies its Non-U.S. Holder status (and certain conditions are met). Certification of the registered owner’s Non-U.S. Holder status would be made normally on an IRS Form W-8BEN or Form W-8BEN-E, as applicable, under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax liability provided the required information is furnished to the IRS in a timely manner.

STATE AND LOCAL TAX CONSIDERATIONS

In addition to the United States federal income tax consequences described in “Material United States Federal Income Tax Consequences,” you should consider the state and local income tax consequences of the acquisition, ownership and disposition of the notes. State and local income tax law may differ substantially from corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. You should consult your tax advisor with respect to the various state and local tax consequences of an investment in the notes.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement (the “underwriting agreement”), each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 20 notes	Principal Amount of 20 notes	Principal Amount of 20 notes	Principal Amount of 20 notes	Principal Amount of 20 notes	Principal Amount of 20 notes	Principal Amount of 20 notes
Citigroup Global Markets Inc.	$	$	$	$	$	$	$
Credit Suisse Securities (USA) LLC	$	$	$	$	$	$	$
J.P. Morgan Securities LLC	$	$	$	$	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$	$	$	$

Total	$	$	$	$	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The offering of the notes of each series by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed         % of the principal amount of the 20     notes,         % of the principal amount of the 20     notes,         % of the principal amount of the 20     notes,         % of the principal amount of the 20     notes,         % of the principal amount of the 20     notes,         % of the principal amount of the 20     notes and        % of the principal amount of the 20     notes. The underwriters may allow, and dealers may reallow, a concession not to exceed         % of the principal amount of the 20     notes,         % of the principal amount of the 20    notes,         % of the principal amount of the 20    notes,         % of the principal amount of the 20    notes,         % of the principal amount of the 20     notes,         % of the principal amount of the 20     notes and        % of the principal amount of the 20     notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per 20 note		%
Per 20 note		%
Per 20 note		%
Per 20 note		%
Per 20 note		%
Per 20 note		%
Per 20 note		%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $            , excluding underwriters’ discounts and commissions.

We expect to deliver the notes against payment for the notes on or about                     , 2015, the              business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the              business day following the date of the pricing of the notes will be required to specify alternative settlement arrangements to prevent a failed settlement.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including participating as lenders under our credit facilities. They have received, and may in the future receive, customary fees and commissions for these transactions.

Affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under LVB’s outstanding funded debt. We expect to use proceeds of this offering to repay a portion of LVB’s outstanding funded debt as described in “Use of Proceeds.” Accordingly, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive a portion of the proceeds of this offering through such repayment. Affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are holders of common stock of LVB. We expect to use the proceeds of this offering to pay a portion of the cash consideration for the LVB merger as described in “Use of Proceeds.” Accordingly, affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive a portion of the proceeds of this offering through such payment.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those affiliates or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Faegre Baker Daniels LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Zimmer Holdings, Inc. incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedules of LVB Acquisition, Inc. and subsidiaries as of May 31, 2014 and 2013 and for each of the three years in the period ended May 31, 2014 incorporated in this prospectus supplement and the accompanying prospectus by reference from the Current Report on Form 8-K of Zimmer, filed with the SEC on March 10, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ZIMMER HOLDINGS, INC.

Common Stock

Preferred Stock

Warrants

Senior Debt Securities

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to an offering, will be set forth in a supplement to this prospectus, in other offering material related to the securities or may be set forth in one or more documents incorporated by reference in this prospectus.

The preferred stock may be convertible into common stock or into preferred stock of another series. The debt securities may be convertible into common stock or preferred stock. The warrants may be exercisable for common stock or preferred stock. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is traded on the New York Stock Exchange under the symbol “ZMH.”

You should read carefully this prospectus, the prospectus supplement and other offering material before you invest. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2012

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities that may be offered. Each time we offer or sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any prospectus supplement. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date on the cover page of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus may contain or incorporate forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify these forward-looking statements by our use of the words “believe,” “anticipate,” “plan,” “expect,” “may,” “will,” “intend,” “estimate,” “should,” “predict,” “potential,” “project, “target,” “forecast” and similar expressions, whether in the negative or affirmative. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

These risks and uncertainties include those described under the heading “Risk Factors” in the accompanying prospectus supplement and under the same heading in our most recent Annual Report on Form 10-K and Quarterly Reports on Form  10-Q.

ZIMMER HOLDINGS, INC.

We are a global leader in the design, development, manufacture and marketing of orthopaedic reconstructive, spinal and trauma devices, biologics, dental implants and related surgical products. We also provide other health care-related services. We have operations in more than 25 countries and market products in more than 100 countries, with corporate headquarters in Warsaw, Indiana and more than 100 manufacturing, distribution and warehousing and/or office facilities worldwide.

Unless the context requires otherwise or unless the applicable prospectus supplement indicates otherwise, the terms “we,” “us,” “our” and similar terms refer to Zimmer Holdings, Inc. and its consolidated subsidiaries, including Zimmer, Inc.

We were formed as a Delaware corporation in 2001. Our history dates to 1927, when Zimmer Manufacturing Company, a predecessor, was founded in Warsaw, Indiana. On August 6, 2001, we were spun off from our former parent and became an independent public company.

Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580. Our telephone number is (574) 267-6131. Our Internet website address is www.zimmer.com. The information on our website is not incorporated by reference into this prospectus.

If you want to find more information about us, please see the section entitled “Where You Can Find More Information” in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about purchasing any securities, you should carefully consider the risks and uncertainties contained in the applicable prospectus supplement and the risks and uncertainties incorporated by reference in this prospectus, including the information included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012, all of which are incorporated by reference herein in their entirety, as well as any modification, replacement or update to these risks and uncertainties that are reflected in any future filings we make with the Securities and Exchange Commission, or SEC, as described under “Where You Can Find More Information” below, which will also be incorporated by reference herein in their entirety.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment of debt, share repurchases, financing capital commitments and financing future acquisitions.

DESCRIPTION OF EQUITY SECURITIES WE MAY OFFER

Authorized Stock

Our authorized capital stock consists of one billion shares of common stock, par value $0.01 per share, of which 173,502,118 shares were outstanding as of October 25, 2012, and 250 million shares of preferred stock, par value $0.01 per share, of which none were outstanding as of that date. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. The following summary description of our capital stock is qualified in its entirety by reference to our Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of common stock are not entitled to cumulate their votes in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors. The holders of shares of common stock are entitled to receive such dividends as our board of directors may from time to time, and in its discretion, declare from any assets legally available therefor.

The holders of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The holders of common stock are not subject to further calls or assessments by us. Upon our liquidation, after payment or provision for payment of all of our obligations and any liquidation preference of any outstanding preferred stock, the holders of our common stock are entitled to share ratably in our remaining assets.

Our common stock is traded on the New York Stock Exchange under the symbol “ZMH.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

We currently have no shares of preferred stock outstanding. This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our Restated Certificate of Incorporation and the designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock. This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the stockholders, determine and set forth in a designation, the following for each series of preferred stock:

•	the serial designation and the number of shares in that series;

•

the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

•

the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•

whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•

whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•

any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our Restated Certificate of Incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

Warrants

This section describes the general terms and provisions of the warrants that we may offer pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued alone or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial holders of warrants.

This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file in relation to an issue of any warrants.

If warrants for the purchase of common stock or preferred stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•

the total number of shares that can be purchased upon exercise and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of the series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of common stock or preferred stock that can be purchased upon exercise and the price at which the common stock or preferred stock may be purchased upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	U.S. federal income tax consequences; and

•	any other terms of the warrants.

Unless the applicable prospectus supplement provides otherwise, warrants will be in registered form only. Until any warrants to purchase preferred stock or common stock are exercised, holders of the warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive dividends or to exercise any voting rights.

A holder of warrant certificates may:

•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Each holder of a warrant is entitled to purchase the number of shares of common stock or preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

Unless the applicable prospectus supplement provides otherwise, a holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you preferred stock or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Unless the applicable prospectus supplement provides otherwise, the following describes generally the provisions relating to amending and supplementing the warrant agreements. We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

The warrant certificate and the applicable prospectus supplement will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

Restrictions on Change in Control

See “Important Provisions of Our Governing Documents and Delaware Law” below for a description of certain provisions in our Restated Certificate of Incorporation and by-laws that may have the effect of delaying, deferring or preventing a change in control.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General

The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement.

The debt securities offered by this prospectus will be our unsecured senior notes. We will issue the debt securities under an indenture dated as of November 17, 2009 (the “indenture”), between us and Wells Fargo Bank, National Association, as trustee, or the “trustee.” We have summarized material terms and provisions of the indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the indenture. A copy of the indenture is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indenture also gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series. The indenture does not limit the amount of debt securities or other unsecured debt which we may issue.

The debt securities will be unsecured and unsubordinated and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

The debt securities will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The debt securities are our obligations, but our assets consist primarily of equity in our subsidiaries. We are a separate and distinct legal entity from our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. If any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

In addition to the following description of the debt securities, you should refer to the detailed provisions of the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $2,000 and integral multiples of $1,000 in excess thereof;

•	the price(s) at which debt securities will be issued;

•	whether the debt securities will be issued pursuant to a periodic offering program;

•	the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	the date or dates on which the debt securities will mature and any right to extend the date or dates;

•

if other than U.S. dollars, the currency or currencies in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of the rate or rates;

•

the date or dates from which interest, if any, will accrue, the dates on which the interest, if any, will be payable, the method of determining holders to whom any of the interest will be payable and any right to defer the payment of interest;

•	any mandatory or optional sinking fund or analogous provisions;

•	the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

•

the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or property or settled for the cash value of securities issued by us or a third party and the terms for any conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•

whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•

each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	whether the debt securities will be subject to defeasance or covenant defeasance;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

A series of debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any U.S. federal income tax consequences and other special considerations applicable to discounted debt securities.

If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, other than as described below under “— Covenants,” the indenture does not limit our ability to incur indebtedness or protect holders of the debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit rating.

Payment and Transfer

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register, which will be kept by the trustee or another agent of ours. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by delivering payment to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may require you to pay a sum sufficient to cover any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare and send the notice. The period begins 15 days before the day we send the notice of redemption and ends on the day it is sent. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for our common stock, preferred stock or our other securities or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Covenants

Limitation on Liens

The indenture contains a covenant that we will not, and we will not permit any of our restricted subsidiaries to, issue, assume or guarantee any indebtedness secured by any mortgage upon any of our principal properties or those of any of our restricted subsidiaries without securing the debt securities (and, if we so determine, any other indebtedness ranking equally with the debt securities) equally and ratably with such indebtedness.

This covenant will not prevent us or any of our restricted subsidiaries from issuing, assuming or guaranteeing:

•

any purchase money mortgage on such property simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such property, or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement; or

•	any mortgage on real property or on equipment used directly in the operation of, or the business conducted on, such mortgaged real property, which is the sole security for indebtedness:

•

incurred within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture, (2) the date of the acquisition of the real property, or (3) the date of the completion of construction or substantial improvement on such real property;

•	incurred for the purpose of reimbursing us or our restricted subsidiary for the cost of acquisition and/or the cost of improvement of such real property and equipment;

•	the amount of which does not exceed the lesser of the aggregate cost of the real property, improvements and equipment or the fair market value of that real property, improvements and equipment; and

•

the holder of which shall be entitled to enforce payment of such indebtedness solely by resorting to the security for such mortgage, without any liability on the part of us or a restricted subsidiary for any deficiency;

•

an existing mortgage on property not previously owned by us or a restricted subsidiary, including in each case indebtedness incurred for reimbursement of funds previously expended for any substantial improvements to or acquisitions of property; however:

•

the mortgage must be limited to any or all of (1) such acquired or constructed property or substantial improvement (including accretions thereto), (2) the real property on which any construction or substantial improvement occurs or (3) with respect to distribution centers, any equipment used directly in the operation of, or the business conducted on, the real property on which any construction or substantial improvement occurs; and

•

the total amount of the indebtedness secured by the mortgage, together with all other indebtedness to persons other than us or a restricted subsidiary secured by mortgages on such property, shall not exceed the lesser of (1) the total cost of such mortgaged property, including any costs of construction or substantial improvement, or (2) the fair market value of the property immediately following the acquisition, construction or substantial improvement;

•

mortgages existing on the date of the indenture, mortgages on assets of a restricted subsidiary existing on the date it became a subsidiary or mortgages on the assets of a subsidiary that is newly designated as a restricted subsidiary if the mortgage would have been permitted under the provisions of this paragraph if such mortgage was created while the subsidiary was a restricted subsidiary;

•	mortgages in favor of us or a restricted subsidiary;

•	mortgages securing only the indebtedness issued under the indenture; and

•

mortgages to secure indebtedness incurred to extend, renew, refinance or replace indebtedness secured by any mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced indebtedness does not exceed the principal amount of indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such mortgage applies only to the same property or assets subject to the prior permitted mortgage (and, in the case of real property, improvements).

Limitations on Sale and Leaseback Transactions

The indenture contains a covenant that we will not, and will not permit our restricted subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any restricted subsidiary of any principal property owned or acquired thereafter that has been or is to be sold or transferred by us or such restricted subsidiary to such person with the intention of taking back a lease of such property, a “sale and leaseback transaction,” without equally and ratably securing the debt securities (and, if we shall so determine, any other indebtedness ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by our board of directors to be fair and arm’s-length and either:

•

within 180 days after the receipt of the proceeds of the sale or transfer, we or such restricted subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such principal property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our senior funded debt; or

•

we or such restricted subsidiary would be entitled, at the effective date of the sale or transfer, to incur indebtedness secured by a mortgage on such principal property, in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction, without equally and ratably securing the debt securities pursuant to “— Limitation on Liens” described above.

The foregoing restriction will not apply to:

•	any sale and leaseback transaction for a term of not more than three years including renewals;

•

any sale and leaseback transaction with respect to a principal property if a binding commitment with respect thereto is entered into within three years after the later of (1) the date of issuance of the first series of debt securities issued under the indenture, or (2) the date such principal property was acquired;

•

any sale and leaseback transaction with respect to a principal property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or

•	any sale and leaseback transaction between us and a restricted subsidiary or between restricted subsidiaries provided that the lessor shall be us or a wholly owned restricted subsidiary.

Exception to Limitations for Exempted Debt

Notwithstanding the limitations in the indenture on mortgages and sale and leaseback transactions, we or our restricted subsidiaries may, in addition to amounts permitted under such restrictions, create or assume and renew, extend or replace mortgages, or enter into sale and leaseback transactions without any obligation to retire any senior funded debt of us or any restricted subsidiary, provided that at the time of such creation, assumption, renewal, extension or replacement of a mortgage or at the time of entering into such sale and leaseback transactions, and after giving effect thereto, exempted debt does not exceed 15% of our consolidated net tangible assets.

Definitions

For purposes of the indenture:

“Attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated net tangible assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a consolidated balance sheet of us and our consolidated restricted subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) investments in unrestricted subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Exempted debt” means the sum of the following items outstanding as of the date exempted debt is being determined (1) indebtedness of us and our restricted subsidiaries secured by a mortgage and not permitted to exist under the indenture and (2) attributable debt of us and our restricted subsidiaries in respect of all sale and leaseback transactions not permitted under the indenture.

“Funded debt” means indebtedness which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded debt does not include (1) obligations created pursuant to leases, (2) any indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding funded debt unless such indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means indebtedness for borrowed money and indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, or assumed by such person to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, guarantees by such person of such indebtedness, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness.

“Investment” means any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but does not include our account receivable or the accounts receivable of any restricted subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advance made in connection with the sale to any subsidiary of our accounts receivable or the accounts receivable of any restricted subsidiary arising from transactions in the ordinary course of business.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Principal property” means all real property and improvements thereon owned by us or a restricted subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility having a gross book value in excess of 1% of our consolidated net tangible assets and located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any facility that our board of directors declares by resolution not to be of material importance to our business. As of the date of this prospectus, our research and manufacturing center in Warsaw, Indiana is our only principal property.

“Restricted subsidiary” means Zimmer, Inc. and any other subsidiary so designated by our board of directors or one of our duly authorized officers in accordance with the indenture; provided that (1) the board of directors or duly authorized officers may, subject to certain limitations, designate any unrestricted subsidiary as a restricted subsidiary and any restricted subsidiary (other than Zimmer, Inc.) as an unrestricted subsidiary and (2) any subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more unrestricted subsidiaries shall be an unrestricted subsidiary. As of the date of this prospectus, Zimmer, Inc. is the only restricted subsidiary.

“Senior funded debt” means all funded debt (except funded debt, the payment of which is subordinated to the payment of the debt securities).

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation or business entity is at the time owned or controlled by us, or by us and one or more subsidiaries, or by any one or more subsidiaries.

“Unrestricted subsidiary” means any subsidiary other than a restricted subsidiary.

“Wholly owned restricted subsidiary” means any restricted subsidiary all of the outstanding funded debt and capital stock of which, other than directors’ qualifying shares, is owned by us and our other wholly owned restricted subsidiaries.

Mergers and Similar Events

We are generally permitted to consolidate with or merge into any other person. In this section, “person” refers to any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. We are also permitted to sell substantially all of our assets to any other person, or to buy substantially all of the assets of any other person. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell all or substantially all of our assets, the other person may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership, limited liability company or trust organized under the laws of a state or the District of Columbia or under federal law) and it must agree to be legally responsible for the outstanding debt securities issued under the indenture. Upon assumption of our obligations by such a person in such circumstances, we shall be relieved of all obligations and covenants under the indenture and the debt securities.

•

The merger, sale of all or substantially all of our assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under “Events of Default.” A default for this purpose would also include any event that would be an Event of Default if we received the required notice of our default or if under the indenture the default would become an Event of Default after existing for a specified period of time.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a debt security;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to modify or amend the indenture or the debt securities;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the debt securities. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the debt securities. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities issued under the indenture. In those cases, we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring a Majority Vote. Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only debt securities of one series, it must be approved by the holders of not less than a majority in principal amount of the debt securities of that series.

•

If the change affects the debt securities of one series as well as the debt securities of one or more other series issued under the indenture, it must be approved by the holders of not less than a majority in principal amount of the debt securities of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below in “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•

There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•	Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture; or

•

All debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture.

Events of Default

The indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

•	We do not pay the principal or any premium on the debt securities of that series on its due date.

•	We do not pay interest on the debt securities of that series within 30 days of its due date.

•	We do not pay any sinking fund payment with respect to the debt securities of that series on its due date.

•

We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default provided with respect to the debt securities of that series.

An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Remedies If an Event of Default Occurs. The indenture provides that if an Event of Default has occurred and has not been cured (other than an Event of Default because of certain events in bankruptcy, insolvency or reorganizations), the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are satisfied.

If an Event of Default with respect to any series of debt securities has occurred and is continuing, the trustee shall exercise with respect to the debt securities of that series the rights and power vested in it by the indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The trustee is not required to take any action under the indenture at the request or direction of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity is provided, the holders of a majority in principal amount of the debt securities outstanding of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding debt securities of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer satisfactory indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after the due date of that payment.

We will furnish to the trustee every year a written statement of one of our officers certifying that to his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default or Event of Default, its status and what action we are taking or proposing to take with respect thereto.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of global securities will be described in the applicable prospectus supplement relating to that series.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. Wells Fargo Bank, National Association and its affiliates maintain normal banking relations with us.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

Our Restated Certificate of Incorporation and by-laws and certain provisions of the Delaware General Corporation Law may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

Delaware Anti-Takeover Law

We are a Delaware corporation and are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years after the time at which the person became an interested stockholder unless:

•	prior to that time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or

•

upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

•

the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock at a meeting and not by written consent, excluding shares owned by the interested stockholder.

For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” “Interested stockholder” means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned within the prior three years, more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, we have not made this election.

Advance Notice Provisions For Stockholder Nominations and Stockholder Proposals

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that

•

the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the board of directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, and

•

the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the chairman of the board of directors or by a stockholder who has given timely written notice to the Secretary of the stockholder’s intention to bring the business before the meeting.

In general, we must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting no later than the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary of the date for the previous year’s annual meeting, in order for the notice to be timely. The notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

•	to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;

•	to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such qualifications or business; and

•	to provide a more orderly procedure for conducting meetings of stockholders.

Our by-laws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Our by-laws may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our stockholders.

Director Action

Our by-laws and the Delaware General Corporation Law generally require that a majority of a quorum is necessary to approve any matter to come before the board of directors.

Director Liability Limitation and Indemnification

Our Restated Certificate of Incorporation provides that no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. This will not, however, eliminate or limit the liability of a director for the following:

•	any breach of the director’s duty of loyalty to us and our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any matter in respect of which the director would be liable under Section 174 of the Delaware General Corporation Law.

These provisions may discourage stockholders’ actions against directors. Directors’ personal liability for violating the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

Our Restated Certificate of Incorporation provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that

•	he is or was our director or officer, or

•

he is or was serving at our request as a director, officer, employee or agent of, or in any other capacity with, another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

We will indemnify such persons against the expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the action, suit or proceeding if the following standards are met:

•	the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and,

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Delaware General Corporation Law provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

The Delaware General Corporation Law generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third-party actions, provided the following determination is made:

•	the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or

•	in a criminal proceeding, the person had no reason to believe his or her conduct to be unlawful.

The determination must be made by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable.

Under Delaware law, the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

The right of indemnification, including the right to receive payment in advance of expenses, conferred by our Restated Certificate of Incorporation is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

We have entered into indemnification agreements with our directors and executive officers providing for mandatory indemnification and advancement of expenses to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Faegre Baker Daniels LLP, Indianapolis, Indiana.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. These SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

Our Exchange Act filing number is 001-16407.

The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated, we incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, unless expressly provided otherwise in a prospectus supplement, we do not incorporate by reference any Form SD or any documents or information deemed to have been furnished and not filed in accordance with the SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	Our Current Reports on Form 8-K filed May 14, 2012, May 15, 2012, May 31, 2012, July 17, 2012 and October 1, 2012; and

•

The description of our common stock contained in our Registration Statement on Form 10-12B, filed under the Exchange Act (File No. 001-16407), including any amendment or report filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document), call or write us at the following address: Zimmer Holdings, Inc., 345 East Main Street, Warsaw, Indiana, 46580, Attention: Corporate Secretary (574) 267-6131. We also make available, free of charge, on or through our Internet website (http://www.zimmer.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet website, other than the documents listed in the preceding paragraph.

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Zimmer Holdings, Inc.

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PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

Credit Suisse

J.P. Morgan

March     , 2015